UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2018

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Sale of Foreman Butte assets

On June 14, 2018, Samson Oil and Gas USA, Inc. (“Samson USA”), a wholly owned subsidiary of Samson Oil & Gas Limited (the “Company”), and Eagle Energy Partners I, LLC (“Eagle Energy”) entered into a Purchase and Sale Agreement dated June 12, 2018 (the “Purchase Agreement”) pursuant to which Eagle Energy agreed to purchase the leases, contracts, wells, property and other assets comprising the Foreman Butte Project, which constitutes substantially all of the Company’s assets. The purchase price is $40 million, subject to certain adjustments as provided in the Purchase Agreement. The Purchase Agreement requires Eagle Energy to pay a $1 million deposit within two days of the execution of the Purchase Agreement, with $250,000 payable to the Company (the “Partial Deposit”) and $750,000 payable into an escrow account (the “Escrow Deposit” and, together with the Partial Deposit, the "Deposit"), each subject to return or retention in accordance with the provisions of the Purchase Agreement. The Company received the Partial Deposit untimely but has not received the Escrow Deposit into escrow. Section 2.4 of the Purchase Agreement provides, “If either tranche of the Deposit is not timely made, then this Agreement shall immediately become null and void and the Parties shall not be bound by any of their obligations thereby, and Seller and/or the Escrow Agent shall return to Purchaser that tranche of the Deposit that was timely made, if any.”

If the transaction contemplated by the Purchase Agreement proceeds notwithstanding the failure by Eagle Energy to timely make the Deposit, closing would be contingent upon (a) Eagle Energy’s ability to obtain satisfactory financing within 15 days of the execution of the Purchase Agreement and (b) the approval of the transaction by the Company’s shareholders. The sale is to be effective as of January 1, 2018 and closing is expected to occur five days after the Company’s shareholders approve the transaction. The Purchase Agreement contains certain termination rights for both Samson USA and Eagle Energy, including the right of either party to terminate the agreement if the aggregate reduction to the purchase price as a result of environmental and title defects exceeds 20% of the purchase price.

The foregoing description of the terms of the Purchase Agreement is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Agreement with Mutual of Omaha Bank

The Company, the Company’s primary lender, Mutual of Omaha Bank (the “Bank”) and certain affiliates of the Company, including Samson USA and Samson Oil and Gas USA Montana, Inc., entered into an Agreement, dated as of June 14, 2018 (the “Agreement”), pursuant to which the Bank and other lenders under the Credit Agreement dated as of January 27, 2014, as amended (the “Credit Agreement”) have agreed to forbear from exercising their rights and remedies under the Credit Agreement, including the right to accelerate the repayment date for the Company’s outstanding debt, until August 10, 2018 (the “Forbearance Termination Date”). The Forbearance Termination Date may be accelerated in the event of a breach of the conditions of the Agreement or the occurrence of further conditions of default under the Credit Agreement or other loan documents (other than those conditions of default specified in the Agreement), the termination of the Purchase Agreement before the closing of the sale, and other conditions. The Company has paid the Bank a fee of $250,000 required under the Agreement, a portion of which constitutes the fee payable under a similar prior agreement with the Bank. The Bank also agreed not to assign its rights or obligations under the Credit Agreement to any other party until the end of the forbearance period. The parties further agreed that the determination of the Company’s borrowing base as of October 31, 2017 will be waived and the determination of the borrowing base as of April 30, 2018 will be postponed until August 10, 2018, subject to acceleration under certain conditions.

The foregoing description of the terms of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 10.2 hereto and incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement dated June 12, 2018 between Samson Oil and Gas USA, Inc., and Eagle Energy Partners I, LLC

10.2	Agreement dated June 14, 2018 between Samson Oil and Gas, USA, Inc., Samson Oil & Gas Limited, Samson Oil and Gas USA Montana, Inc., and Mutual of Omaha Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2018

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont Chief Financial Officer